CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Reports
Fourth Quarter and Full Year 2021 Results

Patient Volumes Continued at Record Pace

Company Provides 2022 Earnings Guidance and Raises Dividend

Houston, TX, February 24, 2022 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today reported results for the fourth quarter and year ended December 31, 2021 (“2021 Fourth Quarter” and “2021 Year”, respectively).

FULL YEAR AND QUARTER HIGHLIGHTS

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Operating Results per diluted share, excluding Relief Funds (defined below), a non-GAAP measure (defined below), was $3.17 per diluted share for the 2021 Year, as compared to the Company’s guidance range of $3.05 to $3.15 per share.  It exceeded the $2.39 reported on the same basis for the year ended December 31, 2020 (“2020 Year”) and the $2.82 reported for the pre-pandemic year ended December 31, 2019 (“2019 Year”).

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For the 2021 Fourth Quarter, Operating Results per diluted share, excluding Relief Funds, a non-GAAP measure (defined below), was $0.72.  For the three months ended December 31, 2020 (“2020 Fourth Quarter”), Operating Results per diluted share was $0.85, aided by reduced expense levels due to the pandemic and a slight rate adjustment related to earlier 2020 periods, and $0.64 for the pre-pandemic three months ended December 31, 2019 (“2019 Fourth Quarter”).

•
For the 2021 Year, USPH’s net income attributable to its shareholders, a Generally Accepted Accounting Principles (“GAAP”) measure, was $40.8 million compared to $35.2 million for the 2020 Year and $40.0 million for the 2019 Year. GAAP requires the Company to include a charge for the revaluation of its non-controlling interest, net of taxes, in its computation of earnings per diluted share.  Earnings per diluted share including such charge was $2.41 for the 2021 Year, as compared to $2.48 for the 2020 Year, and $2.45 for the 2019 Year.

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For the 2021 Fourth Quarter, USPH’s net income attributable to its shareholders, a GAAP measure, was $10.2 million compared to $13.0 million for the 2020 Fourth Quarter and $7.9 million for the 2019 Fourth Quarter.  Earnings per diluted share on a GAAP basis, which includes a charge for revaluation of non-controlling interest, net of taxes, was $0.73 for the 2021 Fourth Quarter as compared to $0.68 for the 2020 Fourth Quarter and $0.55 for the 2019 Fourth Quarter.

U.S. Physical Therapy Press Release	Page 2
February 24, 2022

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Adjusted EBITDA, excluding Relief Funds, a non-GAAP measure (defined below), was $74.3 million for the 2021 Year, as compared to $56.5.million for the 2020 Year and $72.8 million for the pre-pandemic 2019 Year.  See pages 15 through 17 for a discussion and reconciliation to results according to GAAP.

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Adjusted EBITDA, excluding Relief Funds, a non-GAAP measure (defined below), was $17.0 million for the 2021 Fourth Quarter, as compared to $18.3 million for the 2020 Fourth Quarter and $15.3 million for the pre-pandemic 2019 Fourth Quarter.  See pages 15 through 17 for a discussion and reconciliation to results according to GAAP.

•
Average visits per clinic per day continued at a record pace in the fourth quarter of 2021, finishing at 29.8 for the 2021 Fourth Quarter, bested in the Company’s history only by the 30.0 average visits per clinic per day in the second quarter of 2021.  Average visits per clinic per day were 27.7 for the 2020 Fourth Quarter and 28.0 for the pre-pandemic 2019 Fourth Quarter. The Company’s average visits per clinic per day exceeded 29.0 for the first time in the Company’s history in March 2021 and continued at that level or higher for the final ten months of the 2021 Year.

•	For the 2021 Year, average visits per clinic per day were the highest in the Company’s history at 29.1, exceeding the previous high of 27.6 in the 2019 Year.

•
The net rate per patient visit was $103.53 for the 2021 Fourth Quarter. Net rate per patient visit was $107.05 for the 2020 Fourth Quarter, which included a slight adjustment related to earlier 2020 periods, and $105.10 for the 2019 Fourth Quarter.

•
Net patient revenue from physical therapy operations was $113.5 million for the 2021 Fourth Quarter, an increase of 8.6% from $104.5 million for the 2020 Fourth Quarter.  Net patient revenue for the 2021 Fourth Quarter was 4.2% higher than net patient revenue from physical therapy operations of $108.9 million in the pre-pandemic 2019 Fourth Quarter.

•
Industrial injury prevention services revenue was an all-time high of $13.4 million for the 2021 Fourth Quarter, representing a 38.5% increase over the 2020 Fourth Quarter and a 29.4% increase over the 2019 Fourth Quarter.

•
Total revenue of $129.8 million for the 2021 Fourth Quarter was 10.5% higher than total revenue of $117.5 million for the 2020 Fourth Quarter and 6.3% higher than total revenue of $122.1 million for the 2019 Fourth Quarter.

•
Total operating cost was 79.1% of total revenue in the 2021 Fourth Quarter, as compared to 75.2% for the 2020 Fourth Quarter and 77.9% of total revenue in the pre-pandemic 2019 Fourth Quarter.  Total salaries and related costs were 58.0% of total revenue for the 2021 Fourth Quarter versus 55.9% for the 2020 Fourth Quarter and 57.8% for the pre-pandemic 2019 Fourth Quarter.

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On November 30, 2021, USPH acquired an approximate 70.0% interest in a leading provider of industrial injury prevention services at a purchase price of approximately $63.2 million.   The business generates approximately $27.0 million in annual revenue at a margin of approximately 20%. On December 31, 2021, the Company acquired a 75.0% interest in a three-clinic physical therapy practice in South Carolina at a purchase price of  approximately $3.7 million. This practice generates more than $2.7 million in annual revenue and has approximately 31,000 patient visits per year.

•
The Company paid $31.1 million for all or a portion of the non-controlling interest held by certain of its equity partners in the 2021 Year, representing approximately $4.1 million of EBITDA, with $14.0 million of the purchases in Fourth Quarter 2021.

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The Company’s Board of Directors raised the Company’s quarterly dividend from $0.38 per share to $0.41 per share, an increase of 7.9%, effectively immediately, and declared a quarterly dividend for the first quarter of 2022 at the higher rate.

•	Management currently expects the Company’s Operating Results for 2022 to be in the range of $3.25 to $3.35, which includes the Medicare rate reductions occurring in 2022. The earnings guidance represents projected Operating Results from existing operations and excludes future acquisitions. See “Management Provides 2022 Earnings Guidance” below for more information.

U.S. Physical Therapy Press Release	Page 3
February 24, 2022

SUMMARY OF 2021 FOURTH QUARTER AND FULL YEAR 2021 RESULTS

For the 2021 Year, USPH’s net income attributable to its shareholders, a GAAP measure, was $40.8 million as compared to $35.2 million for the 2020 Year and $40.0 million for the 2019 Year. The 2021 Year and the 2020 Year include Relief Funds, net of non-controlling interest and taxes, of $2.9 million and $7.8 million, respectively, and the 2019 Year includes a gain on sale of partnerships and clinics of  $4.1 million, net of taxes.

In accordance with current accounting guidance, the revaluation of redeemable non-controlling interest, net of taxes, is not included in net income but charged directly to retained earnings; however, the charge for this change is included in the earnings per basic and diluted share calculation.  Including the charge for revaluation of non-controlling interest, net of taxes, the amount is $31.1 million, or earnings per diluted share of $2.41, for the 2021 Year, $31.8 million, or earnings per diluted share of $2.48, for the 2020 Year, and $31.3 million, or earnings per diluted share of $2.45, for the 2019 Year.  See the schedule on page 17 for the computation of earnings per diluted share.

For the 2021 Fourth Quarter, USPH’s net income attributable to its shareholders was $10.2 million as compared to $13.0 million for the 2020 Fourth Quarter and $7.9 million for the 2019 Fourth Quarter.  Inclusive of the charge or credit for revaluation of non-controlling interest, net of taxes, used to compute earnings per diluted share in accordance with GAAP, the amount is $9.4 million, or $0.73 per diluted share, for the 2021 Fourth Quarter, $8.7 million, or $0.68 per diluted share, for the 2020 Fourth Quarter, and $7.1 million, or $0.55 per diluted share, for the 2019 Fourth Quarter.

For the 2021Year, USPH’s Operating Results, inclusive of Relief Funds, was $43.8 million, or $3.39 per diluted share, an increase of 13.8%, as compared to $38.4 million, or $2.99 per diluted share, for the 2020 Year.  For the 2021Year, USPH’s Operating Results, excluding Relief Funds, was $40.9 million, or $3.17 per diluted share, an increase of 33.5%, as compared to $30.6 million, or $2.39 per diluted share, for the 2020 Year.  Operating Results, excluding Relief Funds, for the 2021 Year was also 13.6% higher than the $36.0 million, or $2.82 per diluted share, for the year ended December 31, 2019 (“2019 Year”).  Operating Results, a non-GAAP measure, equals net income attributable to USPH diluted shareholders per the consolidated statements of income less gain on sale of partnership interests and clinics plus charges incurred for clinic closure costs and expenses related to executive officer transitions and settlement of a legal matter, all net of taxes. Operating Results per diluted share also excludes the impact of the revaluation of redeemable non-controlling interest and the associated tax impact. See tables on pages 16 and 17.

For the 2021 Fourth Quarter, USPH’s Operating Results, inclusive of Relief Funds, was $12.2 million, or $0.94 per diluted share, a decrease of 12.4%, as compared to $13.9 million, or $1.08 per diluted share, for the 2020 Year.  For the 2021 Fourth Quarter, USPH’s Operating Results, excluding Relief Funds, was $9.3 million, or $0.72 per diluted share, a decrease of 15.1% as compared to $10.9 million, or $0.85 per diluted share, for the 2020 Fourth Quarter.  Operating Results, excluding Relief Funds, for the 2021 Fourth Quarter was 13.6% higher than the $8.2 million, or $0.64 per diluted share, for the pre-pandemic three months ended December 31, 2019 (“2019 Fourth Quarter”).

As previously disclosed in a series of filings with the SEC and further described in detail in our Quarterly Reports on Form 10-Q for the first three quarters of 2020 and our 2020 Annual Report, the Company’s results were negatively impacted by the effects of the COVID-19 pandemic in 2020. For 2021 Year as compared to 2020 Year, the increase in revenues and expenses are largely due to the Company returning to and now exceeding pre-pandemic patient volumes.

Fourth Quarter 2021 Compared to Fourth Quarter 2020

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Reported total revenue for the 2021 Fourth Quarter was $129.8 million, an increase of 10.5% as compared to $117.5 million for the 2020 Fourth Quarter.  See table below for a detail of reported total revenue (in thousands):

	Three Months Ended
	December 31, 2021	December 31, 2020
Revenue related to Mature Clinics	$101,951	$100,165
Revenue related to 2021 Clinic Additions	6,275	-
Revenue related to 2020 Clinic Additions	5,273	3,882
Revenue from clinics sold or closed in 2021	(2)	332
Revenue from clinics sold or closed in 2020	14	158
Net patient revenue from physical therapy operations	113,511	104,537
Other revenue	717	613
Revenue from physical therapy operations	114,228	105,150
Management contract revenue	2,242	2,666
Industrial injury prevention services	13,363	9,650
Total Revenue	$129,833	$117,466

U.S. Physical Therapy Press Release	Page 4
February 24, 2022

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Net patient revenue from physical therapy operations increased $9.0 million, or 8.6%, to $113.5 million for the 2021 Fourth Quarter from $104.5 million for the 2020 Fourth Quarter. Included in net patient revenue are revenues related to clinics sold or closed in 2021 and 2020 of $12,000 for the 2021 Fourth Quarter and $0.5 million for the 2020 Fourth Quarter. During the 2021 Year, the Company sold its interest in 2 clinics and closed 3 clinics.  During the 2020 Year, the Company sold its interest in 14 clinics and closed 34 clinics.  For comparison purposes, net patient revenue from physical therapy operations, excluding revenue from the clinics sold or closed, was approximately $113.5 million for Fourth Quarter 2021 and $104.0 million for the Fourth Quarter 2020.  Net patient revenue related to clinics opened or acquired prior to 2020 and still in operation at December 31, 2021 (“Mature Clinics”) increased $1.8 million, or 1.8%, to $102.0 million for the 2021 Fourth Quarter compared to $100.2 million for the 2020 Fourth Quarter.

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The average net patient revenue per visit was $103.53 for the 2021 Fourth Quarter as compared to $107.05 for the 2020 Fourth Quarter, which included a slight rate adjustment related to earlier 2020 periods. Total patient visits increased 12.3% to 1,096,389 for the 2021 Fourth Quarter from 976,492 for the 2020 Fourth Quarter.

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Visits for Mature Clinics (same store) for the 2021 Fourth Quarter increased 10.9% as compared to the 2020 Fourth Quarter while the net rate per visit decreased 8.2%.  The 2020 Fourth Quarter net rate included a slight upward adjustment related to earlier 2020 periods.

•	Management contract revenue decreased 15.9% to $2.2 million for the 2021 Fourth Quarter as compared to $2.7 million for the 2020 Fourth Quarter.

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Industrial injury prevention services revenue increased 38.5% to $13.4 million for the 2021 Fourth Quarter as compared to $9.7 million for the 2020 Fourth Quarter.  Of the $13.4 million, $2.2 million related to the acquisition on November 30, 2021.

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Total operating cost was $102.7 million for the 2021 Fourth Quarter, or 79.1% of total revenue, as compared to $88.3 million, or 75.2% of total revenue, for the 2020 Fourth Quarter, when costs were at reduced levels due to the pandemic.  The Company took a number of steps throughout the 2020 Year to reduce costs as its patient volumes were negatively impacted by the effects of the COVID-19 pandemic.  For comparison purposes, total operating cost was 77.9% of total revenue in the pre-pandemic 2019 Fourth Quarter.  Operating cost related to Mature Clinics increased by $5.6 million for the 2021 Fourth Quarter compared to the 2020 Fourth Quarter.  In addition, operating cost related to the industrial injury prevention services business increased by $3.3 million.  See table below for a detail of operating cost (in thousands):

	Three Months Ended
	December 31, 2021	December 31, 2020
Operating cost related to Mature Clinics	$80,110	$74,481
Operating cost related to 2021 Clinic Additions	5,129	-
Operating cost related to 2020 Clinic Additions	4,960	3,908
Operating cost related to clinics sold or closed in 2021	1	344
Operating cost related to clinics sold or closed in 2020	16	262
Closure costs	10	6
Physical therapy operations	90,226	79,001
Management contracts	1,814	2,072
Industrial injury prevention services	10,610	7,275
Total operating cost	$102,650	$88,348

U.S. Physical Therapy Press Release	Page 5
February 24, 2022

•
Total salaries and related costs, including all operations, were 58.0% of total revenue for the 2021 Fourth Quarter versus 55.9% for the 2020 Fourth Quarter. For comparison purposes, total salaries and related costs were 57.8% of total revenue in the pre-pandemic 2019 Fourth Quarter.  Rent, supplies, contract labor and other costs as a percentage of total revenue were 20.0% for the 2021 Fourth Quarter versus 18.2% for the 2020 Fourth Quarter. The provision for credit losses as a percentage of total revenue was 1.1% for both the 2021 Fourth Quarter and the 2020 Fourth Quarter.

•
Gross profit for the 2021 Fourth Quarter, was $27.2 million, a decrease of  $1.9 million, or approximately 6.6%, as compared to $29.1 million for the 2020 Fourth Quarter. The gross profit percentage was 20.9% of total revenue for the 2021 Fourth Quarter as compared to 24.8% for the 2020 Fourth Quarter. The gross profit percentage for the Company’s physical therapy operations was 21.0% for the 2021 Fourth Quarter as compared to 24.9% for the 2020 Fourth Quarter. The gross profit percentage on management contracts was 19.1% for the 2021 Fourth Quarter as compared to 22.2% for the 2020 Fourth Quarter.  The gross profit percentage for industrial injury prevention services was 20.6% for the 2021 Fourth Quarter as compared to 24.6% for the 2020 Fourth Quarter. The table below details the gross profit (in thousands):

	Three Months Ended
	December 31, 2021	December 31, 2020

Physical therapy operations	$24,012	$26,156
Management contracts	428	593
Industrial injury prevention services	2,753	2,375
Physical therapy operations - closure costs	(10)	(6)
Gross profit	$27,183	$29,118

•
Corporate office costs were $10.7 million for the 2021 Fourth Quarter compared to $10.9 million for the 2020 Fourth Quarter. Corporate office costs were 8.3% of total revenue for the 2021 Fourth Quarter as compared to 9.3% for the 2020 Fourth Quarter.

•
Operating income for the 2021 Fourth Quarter was $16.5 million, a decrease of  $1.7 million, or 9.5%, as compared to $18.2 million for the 2020 Fourth Quarter. Operating income as a percentage of total revenue was 12.7% for the 2021 Fourth Quarter as compared to 15.5% for the 2020 Fourth Quarter.

•	Relief Funds for the 2021 Fourth Quarter were $4.6 million compared to $5.2 million in the 2020 Fourth Quarter. See discussion of Relief Funds below.

•	In the 2021 Fourth Quarter, the Company increased a reserve related to a legal matter by $2.6 million and, in January 2022, paid $2.75 million related to this matter.

•	Interest expense was $0.2 million for both the 2021 Fourth Quarter and the 2020 Fourth Quarter.

U.S. Physical Therapy Press Release	Page 6
February 24, 2022

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The provision for income tax was $3.9 million for the 2021 Fourth Quarter and $4.6 million for the 2020 Fourth Quarter. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest (effective tax rate) was 27.9% for the 2021 Fourth Quarter and 26.0% for the 2020 Fourth Quarter. See table below ($ in thousands):

	Three Months Ended
	December 31, 2021	December 31, 2020

Income before taxes	$18,389	$23,196

Less: net income attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(2,689)	(3,364)
Non-controlling interest - permanent equity	(1,541)	(2,233)
	$(4,230)	$(5,597)

Income before taxes less net income attributable to non-controlling interest	$14,159	$17,599

Provision for income taxes	$3,946	$4,569

Percentage	27.9%	26.0%

•
Net income attributable to redeemable non-controlling interest (temporary equity) was $2.7 million for the 2021 Fourth Quarter and $3.4 million for the 2020 Fourth Quarter.  Net income attributable to non-controlling interest (permanent equity) was $1.5 million for the 2021 Fourth Quarter and $2.2 million for the 2020 Fourth Quarter.  The decrease reflects the Company’s purchase of $31.1 million for all or a portion of the  non-controlling interests from equity partners during the 2021 Year.

2021 Year Compared to 2020 Year

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Reported total revenue for the 2021 Year increased $72.1 million, or 17.0% to $495.0 million as compared to $423.0 million for the 2020 Year.  See table below for a detail of reported total revenue (in thousands):

	For the Year Ended
	December 31, 2021	December 31, 2020
Revenue related to Mature Clinics	$402,744	$358,103
Revenue related to 2021 Clinic Additions	13,802	-
Revenue related to 2020 Clinic Additions	21,283	9,664
Revenue from clinics sold or closed in 2021	455	1,242
Revenue from clinics sold or closed in 2020	46	4,331
Net patient revenue from physical therapy operations	438,330	373,340
Other revenue	2,939	2,020
Revenue from physical therapy operations	441,269	375,360
Management contract revenue	9,853	8,410
Industrial injury prevention services	43,900	39,199
Total Revenue	$495,022	$422,969

U.S. Physical Therapy Press Release	Page 7
February 24, 2022

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Net patient revenue from physical therapy operations increased $65.0 million, or 17.4%, to $438.3 million for the 2021 Year from $373.3 million in the 2020 Year. Included in net patient revenue from physical therapy operations are revenues related to clinics sold or closed in 2021 and 2020 of $0.5 million for the 2021 Year and $5.5 million for the 2020 Year.  During the 2021 Year, the Company sold its interest in 2 clinics and closed 3 clinics. During the 2020 Year, the Company sold its interest in 14 clinics and closed 34 clinics. For comparison purposes, excluding revenue from the clinics sold or closed, net patient revenue from physical therapy operations was approximately $437.8 million for the 2021 Year and $367.8 million for the 2020 Year. Revenue related to Mature Clinics increased $44.6 million, or 12.5%, for the 2021 Year compared to the 2020 Year.

•
The average net patient revenue per visit was $103.88 for the 2021 Year as compared to $105.66 for the 2020 Year, including all clinics operational during such periods. Total patient visits were  4,219,576 for the 2021 Year and  3,533,371 for the 2020 Year, an increase of 19.4%.

•	Visits for Mature Clinics (same store) for the 2021 Year increased 17.8% as compared to the 2020 Year while the net rate per visit decreased 4.6%.

•	Management contract revenue was $9.9 million for the 2021 Year, an increase of 17.2%, as compared to $8.4 million for the 2020 Year.

•	Revenue from the industrial injury prevention services business increased 12.0% to $43.9 million for the 2021 Year as compared to $39.2 million for the 2020 Year.

•	Other revenue was $2.9 million for the 2021 Year and $2.0 million for the 2020 Year. Other revenue includes a variety of services, including athletic trainers provided for schools and athletic events.

•
Total operating cost, excluding closure costs, a non-GAAP measure, was $377.8 million for the 2021 Year, or 76.3% of total revenue, as compared to $324.6 million for the 2020 Year, or 76.7% of total revenue. For comparison purposes, total operating cost excluding closure costs, were 76.7% of total revenue in the pre-pandemic 2019 Year.  Operating cost related to Mature Clinics increased by $31.7 million for the 2021 Year compared to the 2020 Year.  In addition, operating cost related to the industrial injury prevention services business increased by $4.1 million.  See table below for a detail of operating cost, excluding closure costs (in thousands):

	For the Year Ended
	December 31, 2021	December 31, 2020
Operating cost related to Mature Clinics	$305,148	$273,476
Operating cost related to 2021 Clinic Additions	11,080	-
Operating cost related to 2020 Clinic Additions	19,561	8,416
Operating cost related to clinics sold or closed in 2021	484	1,345
Operating cost related to clinics sold or closed in 2020	25	5,583
Closure costs	30	3,931
Physical therapy operations	336,328	292,751
Management contracts	8,306	6,655
Industrial injury prevention services	33,206	29,113
Total operating cost	$377,840	$328,519

Less: Physical therapy operations - closure costs	(30)	(3,931)
Total operating cost excluding closure costs (a non-GAAP measure)	$377,810	$324,588

U.S. Physical Therapy Press Release	Page 8
February 24, 2022

•
Total salaries and related costs, including all operations, were 56.3% of total revenue for  the 2021 Year and 55.7% for the 2020 Year. For comparison purposes, total salaries and related costs were 56.9% of total revenue in the pre-pandemic the year 2019. Rent, supplies, contract labor and other costs as a percentage of total revenue was 19.0% for the 2021 Year versus 19.9% for the 2020 Year. The provision for credit losses as a percentage of total revenue was 1.1% for both the 2021 Year and 2020 Year.

•
Gross profit excluding closure costs, a non-GAAP measure, was $117.2 million for the 2021 Year, an increase of $18.8 million, or 19.1%, as compared to $98.4 million for the 2020 Year. The gross profit percentage, excluding closure costs, was 23.7% of total revenue for 2021 Year, an increase of 40 basis points, as compared to 23.3% for the 2020 Year. The gross profit percentage for the Company’s physical therapy operations, excluding closure costs, was 23.8% for the 2021 Year, an increase of 70 basis points as compared to 23.1% for the 2020 Year. The gross profit percentage on management contracts revenue was 15.7% for the 2021 Year as compared to 20.9% for the 2020 Year. The gross profit percentage for the industrial injury prevention services business was 24.4% for the 2021 Year as compared to 25.7% for the 2020 Year. The table below details the gross profit, excluding closure costs (in thousands):

	For the Year Ended
	December 31, 2021	December 31, 2020

Physical therapy operations	$104,971	$86,540
Management contracts	1,547	1,755
Industrial injury prevention services	10,694	10,086
Physical therapy operations - closure costs	(30)	(3,931)
Gross profit	$117,182	$94,450

Physical therapy operations - closure costs	30	3,931
Gross profit, excluding closure costs (a non-GAAP measure)	$117,212	$98,381

•
Corporate office costs were $46.5 million for the 2021 Year compared to $42.0 million for the 2020 Year. Corporate office costs were 9.4% of total revenue for the 2021 Year as compared to 9.9% for the 2020 Year. The 2020 Year included temporary salary reductions and furloughs related to the pandemic. The 2021 Year included $1.3 million in equity compensation expense related to the accelerated vesting of restricted stock previously granted to the Chief Operating Officer – West upon his retirement in July 2021. Excluding the equity compensation related to the Chief Operating Officer – West, Corporate office costs were 9.1% of total revenue for the 2021 Year.

•
Operating income for the 2021 Year was $70.6 million, an increase of  $18.2 million, or 34.8%, as compared to $52.4 million for the 2020 Year. Operating income as a percentage of total revenue increased 190 basis points from 12.4% for the 2020 Year to 14.3% for the 2021 Year.

•	Relief Funds for the 2021 Year were $4.6 million compared to $13.5 million in the 2020 Year. See discussion of Relief Funds below.

•
Other income for the 2021 Year includes $1.2 million of income related to the positive resolution of a payor matter and other expense includes a $2.6 million increase in a reserve related to a legal matter.  In January 2022, the Company paid $2.75 million related to this legal matter.

•	Interest expense was $0.9 million for the 2021 Year and $1.6 million for the 2020 Year.

U.S. Physical Therapy Press Release	Page 9
February 24, 2022

•
The provision for income tax was $15.3 million for the 2021 Year and $13.0 million for the 2020 Year. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest (effective tax rate) was 27.2% for the 2021 Year and 27.0% for the 2020 Year. See table below ($ in thousands):

	For the Year Ended
	December 31, 2021	December 31, 2020

Income before taxes	$73,196	$65,513

Less: net income attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(11,358)	(11,175)
Non-controlling interest - permanent equity	(5,735)	(6,122)
	$(17,093)	$(17,297)

Income before taxes less net income attributable to non-controlling interest	$56,103	$48,216

Provision for income taxes	$15,272	$13,022

Percentage	27.2%	27.0%

•
Net income attributable to redeemable non-controlling interest (temporary equity) was $11.4 million for the 2021 Year and $11.2 million for the 2020 Year.  Net income attributable to non-controlling interest (permanent equity) was $5.7 million for the 2021 Year and $6.1 million for the 2020 Year.

Relief Funds

On March 27, 2020, in response to the COVID-19 pandemic, the federal government approved the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The CARES Act provided waivers, reimbursement, grants and other funds to assist health care providers during the COVID-19 pandemic, including $100.0 billion in appropriations for the Public Health and Social Services Emergency Fund, also referred to as the Provider Relief Fund, to be used for preventing, preparing, and responding to the Coronavirus, and for reimbursing eligible health care providers for lost revenues and health care related expenses that are attributable to COVID-19.

For the 2021 Year and 2020 Year, the Company’s consolidated subsidiaries recorded income of approximately $4.6 million and $13.5 million, respectively, of payments under the CARES Act (“Relief Funds”). Under the Company’s accounting policy, these payments were recorded as Other income – Relief Funds. These funds are not required to be repaid upon attestation and compliance with certain terms and conditions, which could change materially based on evolving grant compliance provisions and guidance provided by the U.S. Department of Health and Human Services. Currently, the Company can attest and comply with the terms and conditions.  The Company will continue to monitor the evolving guidelines and may record adjustments as additional information is released.

Medicare Accelerated and Advance Payment Program (“MAAPP Funds”)
The CARES Act also allowed also for qualified healthcare providers to receive advanced payments under the MAAPP Funds during the COVID-19 pandemic. Under this program, healthcare providers could choose to receive advanced payments for future Medicare services provided. The Company applied for and received approval from Centers for Medicare & Medicaid Services (“CMS”) in April 2020. The Company recorded the $14.1 million in advance payments received as a liability. During the first quarter of 2021, the Company repaid the MAAPP Funds of $14.1 million rather than applying them to future services performed.

Other Financial Measures
For the 2021 Year, the Company’s Adjusted EBITDA, excluding Relief Funds, a non-GAAP measure, was $74.3 million, and for the 2020 Year was $56.5 million, and $72.8 million for the pre-pandemic 2019 Year.  For the 2021 Year, the Company’s Adjusted EBITDA, inclusive of Relief Funds, a non-GAAP measure, was $78.9 million, and for the 2020 Year was $70.0 million,  and $72.8 million for the pre-pandemic 2019 Year.  The 2021 Year and 2020 Year included $4.6 million and $13.5 million, respectively, of Relief Funds.

For the 2021 Fourth Quarter, the Company’s Adjusted EBITDA, excluding Relief Funds, a non-GAAP measure, was $17.0 million, and for the 2020 Fourth Quarter was $18.3 million, and $15.3 for the pre-pandemic 2019 Fourth Quarter.  For the 2021 Fourth Quarter, the Company’s Adjusted EBITDA, inclusive of Relief Funds, a non-GAAP measure, was $21.6 million, and for the 2020 Fourth Quarter was $23.5 million,  and $15.3 for the pre-pandemic 2019 Fourth Quarter.  The 2021 Fourth Quarter and 2020 Fourth Quarter included $4.6 million and $5.2 million, respectively, of Relief Funds.  See definition, explanation and calculation of Adjusted EBITDA, a non-GAAP measure, in the schedule on pages 15 through 17.

U.S. Physical Therapy Press Release	Page 10
February 24, 2022

Acquisitions in Fourth Quarter 2021

As previously reported,  USPH acquired an approximate 70.0% interest in a leading provider of industrial injury prevention services on November 30, 2021, with the founders and owners retaining the remaining interest. The purchase price for the approximate 70% equity interest in the industrial injury prevention services business was $63.2 million, not inclusive of a $2.0 million contingent payment in conjunction with the acquisition if specified future operational objectives are met. This business generates approximately $27.0 million in annual revenue at a margin of approximately 20%.  As part of the transaction, USPH also agreed to the future purchase of a separate company under the same ownership that provides physical therapy and rehabilitation services to hospitals and other ancillary providers in a distinct market area.  The current owners have the right to put this transaction to USPH in approximately five years, with such right having a $3.5 million fair value at December 31, 2021, as reflected on the Company’s balance sheet in Other long-term liabilities.  The fair value of this right will be adjusted in future periods, as appropriate, with any change in fair value reflected in the Company’s income statement.

On December 31, 2021, the Company acquired a 75% interest in a three-clinic physical therapy practice in South Carolina,  with the practice’s founder and owner retaining 25%. The purchase price for the 75% equity interest was approximately $3.7 million. The business generates more than $2.7 million in annual revenue and has approximately 31,000 patient visits per year.

The Company’s strategy is to continue acquiring multi-clinic outpatient physical therapy practices, to develop outpatient physical therapy clinics as satellites in existing partnerships and to continue acquiring companies that provide industrial injury prevention services.

Quarterly Dividend
In response to the Company’s strong performance in 2021 and confidence in its future performance, the Company’s Board of Directors increased the Company’s quarterly dividend on February 22, 2022, from $0.38 per share to $0.41 per share, an increase of 7.9%.  The Board of Directors subsequently declared a quarterly dividend of $0.41 per share payable on April 8, 2022 to shareholders of record on March 14, 2022.

Management’s Comments

Chris Reading, Chief Executive Officer, said, “I have said this a lot over the past couple of years, but it is worth repeating... I am supremely proud of our entire workforce, across our many partnerships, for the way they have responded to challenge after challenge these past 24 months.  This year was no different and yet we were able to navigate through these challenges to create a meaningfully forward year in revenue and profitability and a record year in terms of volumes across our clinic network. It is my distinct privilege to work with so many good people day in and day out.  The resolve that has allowed us to excel this past year will be firmly applied to our forward opportunities.  Surrounding ourselves with great people who care deeply about all that they do continues to be the secret to our success.”
Carey Hendrickson, Chief Financial Officer, said, “Our team delivered much stronger operating results in 2021 than initially expected coming into the year, a true testament to the quality and resiliency of our team.  We are pleased to raise our quarterly dividend rate once again in the first quarter of 2022, which we have raised each year since the inception of our dividend in 2011.”

Management Provides 2022 Earnings Guidance

Management currently expects the Company’s Operating Results for 2022 to be in the range of $42.2 million to $43.5 million, or $3.25 to $3.35 per diluted share, which considers the following:

•
The previously-announced Medicare rate reduction for the full year of 2022 of approximately 0.75%, which is expected to reduce the Company’s 2022 revenue by approximately $1.1 million, or $0.06 per share after non-controlling interest and taxes

•
The previously announced phase-out of sequestration relief which results in a 1% reduction in the rate applied to all Medicare payments for the second quarter of 2022 and a 2% reduction in the rate applied to all Medicare payments in the third and fourth quarters of 2022; this is expected to reduce the Company's 2022 revenue by approximately $1.9 million, or $0.09 per share after non-controlling interest and taxes

•
The previously-announced 15% decrease in rate for care provided to a Medicare patient by a physical therapy assistant effective January 1, 2022, which is expected to reduce the Company’s 2022 revenue by approximately $1.2 million, or $0.06 per share after non-controlling interest and taxes

This earnings range is based on an estimated annual effective tax rate of approximately 27.1%.  Please note that the earnings guidance represents projected Operating Results from existing operations and excludes future acquisitions.  The annual guidance figures will not be updated unless there is a material development that causes management to believe that Operating Results will be significantly outside the given range.

Fourth and Year 2021 Conference Call

U.S. Physical Therapy's management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on February 24, 2022 to discuss results for the Company's 2021 Fourth Quarter and 2021 Year. Interested parties may participate in the call by dialing 1-800-895-3361 or 785-424-1062 and entering reservation number USPHQ42021 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until May 24, 2022 at U.S. Physical Therapy’s website.

U.S. Physical Therapy Press Release	Page 11
February 24, 2022

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

•
the multiple effects of the impact of public health crises and epidemics/pandemics, such as the novel strain of COVID-19 and its variants, for which the total financial magnitude cannot be currently estimated;

•	changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status;
•	revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
•	changes in reimbursement rates or payment methods from third party payors including government agencies, and changes in the deductibles and co-pays owed by patients;
•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•
competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;

•
the impact of COVID-19 related vaccination and/or testing mandates at the federal, state and/or local level, which could have an adverse impact on staffing, revenue, costs and the results of operations:

•	changes as the result of government enacted national healthcare reform;
•	business and regulatory conditions including federal and state regulations;
•	governmental and other third party payor inspections, reviews, investigations and audits, which may result in sanctions or reputational harm and increased costs;
•	revenue and earnings expectations;
•	legal actions, which could subject us to increased operating costs and uninsured liabilities;
•	general economic conditions;
•	availability and cost of qualified physical therapists;
•	personnel productivity and retaining key personnel;
•
competitive environment in the industrial injury prevention services business, which could result in the termination or non-renewal of contractual service arrangements and other adverse financial consequences for that service line;

•	acquisitions, and the successful integration of the operations of the acquired businesses;
•	impact on the business and cash reserves resulting from retirement or resignation of key partners and resulting purchase of their non-controlling interest (minority interests);
•	maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
•
a security breach of our or our third party vendors’ information technology systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 of the Health Information Technology for Economic and Clinical Health Act;

•
maintaining clients for which we perform management and other services, as a breach or termination of those contractual arrangements by such clients could cause operating results to be less than expected;

•	maintaining adequate internal controls;
•	maintaining necessary insurance coverage;
•	availability, terms, and use of capital; and
•	weather and other seasonal factors.

See Risk Factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020.
Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see the other sections of this report and our other periodic reports filed with the Securities and Exchange Commission (the “SEC”) for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this report. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement may no longer be accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 596 outpatient physical therapy clinics in 39 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 37 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention services business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments. More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. Physical Therapy Press Release	Page 12
February 24, 2022

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		For the Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
				(audited)
Net patient revenue	$113,511	$104,537	$438,330	$373,340
Other revenue	16,322	12,929	56,692	49,629
Net revenue	129,833	117,466	495,022	422,969
Operating cost:
Salaries and related costs	75,296	65,677	278,469	235,629
Rent, supplies, contract labor and other	25,961	21,421	94,036	84,336
Provision for credit losses	1,383	1,244	5,305	4,623
Closure costs - lease and other	10	6	30	2,072
Closure costs - derecognition of goodwill	-	-	-	1,859
Total operating cost	102,650	88,348	377,840	328,519

Gross profit	27,183	29,118	117,182	94,450

Corporate office costs	10,718	10,916	46,533	42,037
Operating income	16,465	18,202	70,649	52,413

Other income and expense
Relief Funds	4,597	5,152	4,597	13,501
Gain on sale of partnership interest and clinics	-	-	-	1,091
Settlement of a legal matter	(2,635)	-	(2,635)	-
Resolution of a payor matter	-	-	1,216	-
Equity in earnings of unconsolidated affiliate	112	-	112	-
Interest and other income, net	41	45	199	142
Interest expense - debt and other	(191)	(203)	(942)	(1,634)
Total other income and expense	1,924	4,994	2,547	13,100
Income before taxes	18,389	23,196	73,196	65,513

Provision for income taxes	3,946	4,569	15,272	13,022

Net income	14,443	18,627	57,924	52,491

Less: net income attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(2,689)	(3,364)	(11,358)	(11,175)
Non-controlling interest - permanent equity	(1,541)	(2,233)	(5,735)	(6,122)
	(4,230)	(5,597)	(17,093)	(17,297)
Net income attributable to USPH shareholders	$10,213	$13,030	$40,831	$35,194

Basic and diluted earnings per share attributable to USPH shareholders	$0.73	$0.68	$2.41	$2.48

Shares used in computation - basic and diluted	12,912	12,851	12,898	12,835

Dividends declared per common share	$0.38	$-	$1.46	$0.32

U.S. Physical Therapy Press Release	Page 13
February 24, 2022

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	December 31, 2021	December 31, 2020
ASSETS		(audited)
Current assets:
Cash and cash equivalents	$28,567	$32,918
Patient accounts receivable, less allowance for credit losses of $2,768 and $2,008, respectively	46,272	41,906
Accounts receivable - other	16,144	9,039
Other current assets	4,183	3,773
Total current assets	95,166	87,636
Fixed assets:
Furniture and equipment	58,743	55,426
Leasehold improvements	39,194	35,320
Fixed assets, gross	97,937	90,746
Less accumulated depreciation and amortization	74,958	69,081
Fixed assets, net	22,979	21,665
Operating lease right-of-use assets	96,427	81,595
Investment in unconsolidated affiliate	12,215	-
Goodwill	434,679	345,646
Other identifiable intangible assets, net	86,382	56,280
Other assets	1,578	1,539
Total assets	$749,426	$594,361

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST, USPH SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTEREST
Current liabilities:
Accounts payable - trade	$3,268	$1,335
Accounts payable - due to seller of acquired business	3,203	-
Accrued expenses	45,705	59,746
Current portion of operating lease liabilities	30,475	27,512
Current portion of notes payable	830	4,899
Total current liabilities	83,481	93,492
Notes payable, net of current portion	3,587	596
Revolving line of credit	114,000	16,000
Deferred taxes	14,385	7,779
Operating lease liabilities, net of current portion	74,185	61,985
Other long-term liabilities	7,345	4,539
Total liabilities	296,983	184,391

Redeemable non-controlling interest - temporary equity	155,262	132,340

Commitments and Contingencies

U.S. Physical Therapy, Inc. ("USPH") shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized,
15,126,160 and 15,066,282 shares issued, respectively	151	151
Additional paid-in capital	103,510	95,622
Retained earnings	223,573	212,015
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders’ equity	295,606	276,160
Non-controlling interest - permanent equity	1,575	1,470
Total USPH shareholders' equity and non-controlling interest - permanent equity	297,181	277,630
Total liabilities, redeemable non-controlling interest,
USPH shareholders' equity and non-controlling interest - permanent equity	$749,426	$594,361

U.S. Physical Therapy Press Release	Page 14
February 24, 2022

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Year Ended
	December 31, 2021	December 31, 2020
OPERATING ACTIVITIES
Net income including non-controlling interest and earnings from unconsolidated affiliates, net	$57,924	$52,491
Adjustments to reconcile net income including non-controlling interest to net cash provided by operating activities:
Depreciation and amortization	11,591	10,533
Provision for credit losses	5,305	4,623
Equity-based awards compensation expense	7,867	7,917
Deferred income taxes	5,688	(258)
Gain on sale of partnership interest	-	(1,091)
Derecognition (write-off) of goodwill - closed clinics	-	1,859
Earnings in unconsolidated affiliate	(112)	-
Other	(134)	281
Changes in operating assets and liabilities:
(Increase) decrease in patient accounts receivable	(9,417)	899
(Increase) decrease in accounts receivable - other	(1,538)	1,661
(Increase) decrease in other assets	(633)	4,161
Increase (decrease) in accounts payable and accrued expenses	4,657	12,427
Increase (decrease) in other long-term liabilities	(4,792)	4,492
Net cash provided by operating activities	76,406	99,995

INVESTING ACTIVITIES
Purchase of fixed assets	(8,201)	(7,639)
Purchase of majority interest in businesses, net of cash acquired	(86,823)	(23,907)
Purchase of redeemable non-controlling interest, temporary equity	(28,465)	(20,385)
Purchase of non-controlling interest, permanent equity	(1,274)	(238)
Proceeds on sale of redeemable non-controlling interest, temporary equity	69	127
Proceeds on sales of partnership interest, clinics and fixed assets	275	839
Distributions from unconsolidated affiliate	152	-
Sales of non-controlling interest-permanent	131	-
Net cash used in investing activities	(124,136)	(51,203)

FINANCING ACTIVITIES
Distributions to non-controlling interest, permanent and temporary equity	(16,931)	(18,331)
Cash dividends paid to shareholders	(18,765)	(4,110)
Proceeds from revolving line of credit	316,000	214,000
Payments on revolving line of credit	(218,000)	(244,000)
Principal payments on notes payable	(4,899)	(1,037)
(Payment) receipt of Medicare Accelerated and Advance Funds	(14,054)	14,054
Short swing profit settlement	20	-
Other	8	2
Net cash provided by (used in) financing activities	43,379	(39,422)

Net (decrease) increase in cash and cash equivalents	(4,351)	9,370
Cash and cash equivalents - beginning of period	32,918	23,548
Cash and cash equivalents - end of period	$28,567	$32,918

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$12,214	$7,677
Interest	$1,352	$1,202
Non-cash investing and financing transactions during the period:
Purchase of businesses - seller financing portion	$3,050	$1,121
Purchase of business - payable to common shareholders of acquired business	$-	$502
Notes payable related to purchase of redeemable non-controlling interest, temporary equity	$1,759	$136
Notes payable due to purchase of non-controlling interest, permanent equity	$-	$699
Notes receivable related to sale of partnership interest - redeemable non-controlling interest	$914	$-
Note receivables related to sale of partnership interest	$-	$994

U.S. Physical Therapy Press Release	Page 15
February 24, 2022

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

The following tables provide detail of the diluted earnings per share computation and reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Operating Results and Adjusted EBITDA. Management believes providing Operating Results and Adjusted EBITDA to investors is useful information for comparing the Company's period-to-period results.

Operating Results, a non-GAAP measure, equals net income attributable to USPH diluted shareholders per the consolidated statements of income less gain on sale of partnership interests and clinics plus charges incurred for clinic closure costs and expenses related to executive officer transitions and settlement of a legal matter, all net of taxes and non-controlling interest, if applicable.  Operating Results per diluted share, also excludes the impact of the revaluation of redeemable non-controlling interest.  In accordance with current accounting guidance, the revaluation of redeemable non-controlling interest, net of tax, is included in the earnings per basic and diluted share calculation, although it is not included in net income but charged directly to retained earnings.

Adjusted EBITDA is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, amortization, equity-based awards compensation expense, settlement of a legal matter and derecognition of goodwill related to clinic closures.   Management believes reporting Adjusted EBITDA is useful information for investors in comparing the Company’s period-to-period results as well as comparing with similar businesses which report adjusted EBITDA as defined by their company.

Management uses Operating Results and Adjusted EBITDA (with and without Relief Funds), which eliminates certain items described above that can be subject to volatility and unusual costs, as one the principal measures to evaluate and monitor financial performance period over period.  Management believes that Operating Results and Adjusted EBITDA is useful information for investors to use in comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have redeemable instruments and therefore have different equity structures.

Operating Results and Adjusted EBITDA are not measures of financial performance under GAAP. Adjusted EBITDA and Operating Results should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

In this earnings release, Management purposefully defined Gross profit excluding closure costs (a non-GAAP measure) and Operating cost excluding closure costs (a non-GAAP measure) as a metric to see the business through the eyes of Management excluding the variability of closure costs.  Although closure costs are a recurring cost of our business, due to the business environment in 2020 (primarily the COVID-19 pandemic), Management determined that a number of clinics needed to be closed resulting in unusually high closure costs.  Presenting Gross profit excluding closure costs and Operating cost excluding closure costs allows the reader to evaluate our revenue generation performance relative to direct costs of revenue.  A reconciliation between the Gross Profit in accordance with GAAP to Gross profit excluding closure costs and Operating cost in accordance with GAAP to Operating cost excluding closure costs has been included in the body of the release.

U.S. Physical Therapy Press Release	Page 16
February 24, 2022

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
OPERATING RESULTS AND ADJUSTED EBITDA
2021 PERIODS COMPARED TO 2020 PERIODS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Computation of earnings per share - USPH shareholders:
Net income attributable to USPH shareholders	$10,213	$13,030	$40,831	$35,194
Credit (charges) to retained earnings:
Revaluation of redeemable non-controlling interest	(1,121)	(5,807)	(13,011)	(4,632)
Tax effect at statutory rate (federal and state) of 25.55% and 26.25%, respectively	286	1,524	3,324	1,216
	$9,378	$8,747	$31,144	$31,778

Earnings per share (basic and diluted)	$0.73	$0.68	$2.41	$2.48

Adjustments:
Closure costs	10	6	30	3,931
Expenses related to executive officer transitions	-	1,129	1,301	1,331
Gain on sale of partnership interest and clinics	-	-	-	(1,091)
Relief Funds	(4,597)	(5,151)	(4,597)	(13,500)
Settlement of a legal matter	2,635	-	2,635	-
Allocation to non-controlling interests	676	1,139	676	3,116
Revaluation of redeemable non-controlling interest	1,121	5,807	13,011	4,632
Tax effect at statutory rate (federal and state) of 25.55% and 26.25%, respectively	40	(769)	(3,336)	415
Operating Results (excluding Relief Funds) (a non-GAAP measure)	$9,263	$10,908	$40,864	$30,612

Relief Funds	$4,597	5,151	$4,597	13,500
Allocation to non-controlling interests	(715)	(1,140)	(715)	(2,893)
Tax effect at statutory rate (federal and state) of 25.55% and 26.25% respectively	(992)	(1,053)	(992)	(2,784)
Operating Results (including Relief Funds) (a non-GAAP measure)	$12,153	$13,866	$43,754	$38,435

Basic and diluted Operating Results per share (excluding Relief Funds) (a non-GAAP measure)	$0.72	$0.85	$3.17	$2.39
Basic and diluted Operating Results per share (including Relief Funds) (a non-GAAP measure)	$0.94	$1.08	$3.39	$2.99

Shares used in computation - basic and diluted	12,912	12,851	12,898	12,835

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Net income attributable to USPH shareholders	$10,213	$13,030	$40,831	$35,194

Adjustments:
Depreciation and amortization	3,071	2,654	11,591	10,533
Closure cost - derecognition of goodwill	-	-	-	1,859
Relief Funds	(4,597)	(5,151)	(4,597)	(13,500)
Settlement of a legal matter	2,635	-	2,635	-
Interest income	(41)	(45)	(199)	(142)
Interest expense - debt and other	191	203	942	1,634
Provision for income taxes	3,946	5,023	15,272	13,022
Equity-based awards compensation expense	1,587	2,592	7,867	7,917
Adjusted EBITDA (excluding Relief Funds) (a non-GAAP measure)	$17,005	$18,306	$74,342	$56,517

Relief Funds	4,597	5,151	4,597	13,500
Adjusted EBITDA (including Relief Funds) (a non-GAAP measure)	$21,602	$23,457	$78,939	$70,017

U.S. Physical Therapy Press Release	Page 17
February 24, 2022

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
OPERATING RESULTS AND ADJUSTED EBITDA
2021 PERIODS COMPARED TO 2019 PERIODS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2019	2021	2019
Computation of earnings per share - USPH shareholders:
Net income attributable to USPH shareholders	$10,213	$7,929	$40,831	$40,039
Credit (charges) to retained earnings:
Revaluation of redeemable non-controlling interest	(1,121)	(1,141)	(13,011)	(11,893)
Tax effect at statutory rate (federal and state) of 25.55% and 26.25%, respectively	286	299	3,324	3,121
	$9,378	$7,087	$31,144	$31,267

Earnings per share (basic and diluted)	$0.73	$0.55	$2.41	$2.45

Adjustments:
Closure costs	10	-	30	-
Expense related to COO transition	-	-	1,301	-
(Gain) adjustment on sale of partnership interest and clinics	-	309	-	(5,514)
Relief Funds	(4,597)	-	(4,597)	-
Settlement of a legal matter	2,635	-	2,635	-
Allocation to non-controlling interests	676	-	676	-
Revaluation of redeemable non-controlling interest	1,121	1,141	13,011	11,893
Tax effect at statutory rate (federal and state) of 25.55% and 26.25%, respectively	40	(380)	(3,336)	(1,674)
Operating Results (excluding Relief Funds) (a non-GAAP measure)	$9,263	$8,157	$40,864	$35,972

Relief Funds	$4,597	$-	$4,597	$-
Allocation to non-controlling interests	(715)	-	(715)	-
Tax effect at statutory rate (federal and state) of 25.55% and 26.25% respectively	(992)	-	(992)	-
Operating Results (including Relief Funds) (a non-GAAP measure)	$12,153	$8,157	$43,754	$35,972

Basic and diluted Operating Results per share (excluding Relief Funds) (a non-GAAP measure)	$0.72	$0.64	$3.17	$2.82
Basic and diluted Operating Results per share (including Relief Funds) (a non-GAAP measure)	$0.94	$0.64	$3.39	$2.82

Shares used in computation - basic and diluted	12,912	12,774	12,898	12,756

	Three Months Ended December 31,		Year Ended December 31,
	2021	2019	2021	2019

Net income attributable to USPH shareholders	$10,213	$7,929	$40,831	$40,039

Adjustments:
Depreciation and amortization	3,071	2,718	11,591	10,095
Closure cost - derecognition of goodwill	-	-	-	-
Relief Funds	(4,597)	-	(4,597)	-
Settlement of a legal matter	2,635	-	2,635	-
Interest income	(41)	(19)	(199)	(46)
Interest expense - debt and other	191	557	942	2,079
Provision for income taxes	3,946	2,424	15,272	13,647
Equity-based awards compensation expense	1,587	1,723	7,867	6,985
Adjusted EBITDA (excluding Relief Funds) (a non-GAAP measure)	$17,005	$15,332	$74,342	$72,799

Relief Funds	4,597	-	4,597	-
Adjusted EBITDA (including Relief Funds) (a non-GAAP measure)	$21,602	$15,332	$78,939	$72,799

U.S. Physical Therapy Press Release	Page 18
February 24, 2022

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF PHYSICAL THERAPY OPERATIONS
CLINIC COUNT

Date	Number of Clinics

March 31, 2020	567
June 30, 2020	554
September 30, 2020	550
December 31, 2020	554

March 31, 2021	564
June 30, 2021	575
September 30, 2021	579
December 31, 2021	591